Exhibit 99.1

Dear Immunomedics Team,

I am happy to follow up the announcement from Gilead with a congratulations to the entire Immunomedics family. There is not a more perfect match for Immunomedics than Gilead. We will be integrating into a company that shares our values, work ethic, and perseverance. In our evaluation of potential partners, we looked for one with a shared sense of the importance of patients, employees, and science, but also one who is nimble and moves with a sense of urgency. The investment Gilead has made in Immunomedics validates the quality of our science, our impact on the patient community, and the potential future expansion of Trodelvy across many tumor types.

Gilead is based in the Bay Area and has a global workforce. With their over 12,000 employees, they are a fully global biotechnology company with groundbreaking medicines in the areas of HIV, viral hepatitis, and oncology. Immunomedics will be their first strong foothold on the East Coast and will be a foundational part of their growing oncology franchise.

Gilead did not acquire Immunomedics just for Trodelvy, but also for our employees. Our expertise in manufacturing, global supply chain, quality, clinical development in oncology, and commercial is instrumental for Trodelvy’ s current and future success. Gilead’s goal is to take our talent and integrate it into their organization in a manner which will enable our employees to have new career opportunities, learn new skills, and work on new indications in a bigger, profitable, truly global organization.

Over the next couple of months, prior to the final closing of the deal, we will be planning the integration of the two companies. There are likely numerous questions everyone has for the Executive Team. We will attempt to answer as many as we are able to now. We are committed to maintaining constant dialog with you, and starting this week, will be communicating with you on a rolling basis. To be very clear, you can rest assured there are no plans for a reduction in force planned with this integration. Quite to the contrary - we will continue with our 2020 staffing plan and look forward to additional growth within our entire organization in 2021 as we continue the clinical, commercial, and manufacturing build-out around Trodelvy globally, and the exploration of new pipeline opportunities.

In the meantime, you should take this opportunity to celebrate. This momentous event comes on the heels of a remarkable journey that started many years ago, and culminated just this year in major clinical, regulatory, manufacturing, and commercial successes for which we have all worked so very hard. We have come a long way. It has not been an easy road, and our work is not complete. The next phase of our business will see us grow and have a larger impact on patients around the world, within a larger organization that can invest even more in our product and our people.

We will be hosting a Town Hall at 10:00am tomorrow, September 14th to provide more information on the announcement and to address some of the questions we have answers to at this point. We will also be setting up a Town Hall in the near future to introduce the Gilead management team so you can hear first-hand how important Trodelvy and all of our employees are to their future. I have had the pleasure to get to know Dan a little, and I am excited for each of you to get to know him and his team. I am confident you will see in him what I felt from our first encounter - that he has tremendous passion and energy, and that he will be a great leader to navigate our future and build upon the important foundation we have laid.

On a personal note, as many of you know, this story has been a major part of my life since entering the picture a few years ago. I have learned from so many of you. I have come to far better appreciate the complexities of this industry. I have witnessed first-hand the tenacity of this organization and how you banded together to overcome challenges. We never lost sight of our goal, and we did not relent. As I know many agree, you can’t fully appreciate a win if you haven’t experienced and overcome defeat. We did just that.

This moment is, however, also bittersweet for me, as I am sure it is for many of you. It is not wanting your child to grow up, yet knowing that it is a necessary evolution. This is not about any one individual. It is about what is in the best interest of the collective. And as such, I could not be more excited about the prospects of what the future promises in light of the commitments and dedication that Gilead will put behind Trodelvy and our platform, and with it, award our organization the recognition it has earned. This perspective provides me the comfort that this is the right course for us, our shareholders, and most of all, the patients to whom we have made a promise.

I look forward to seeing you in person in the days and weeks ahead so I can thank you for all the things you have done to help us reach this moment.

Thank you,

Behzad

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Immunomedics, Inc. (“Immunomedics”) nor is it a substitute for any tender offer materials that Gilead Sciences, Inc. (“Gilead”), Maui Merger Sub, Inc. (“Purchaser”) or Immunomedics will file with the Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of Immunomedics will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Immunomedics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. IMMUNOMEDICS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Immunomedics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Immunomedics. Copies of the documents filed with the SEC by Immunomedics will be available free of charge under the “Investors” section of Immunomedics’ internet website at Immunomedics.com.

Immunomedics files annual, quarterly and current reports, proxy statements and other information with the SEC. Immunomedics’ filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Immunomedics and the acquisition of Immunomedics by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Immunomedics and members of its senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for Immunomedics’ business, including, without limitation, the ability of Gilead to advance Immunomedics’ product pipeline and successfully commercialize Trodelvy; expectations for achieving full U.S. Food and Drug Administration approval based on Immunomedics’ confirmatory data for Trodelvy and Immunomedics’ development of Trodelvy for additional indications; clinical trials (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the possibility of unfavorable results from clinical trials; regulatory applications and related timelines, including the filing and approval timelines for Biologics License Applications and supplements; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Immunomedics’ stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; Immunomedics’ ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on Immunomedics’ products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for Immunomedics’ products due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of Immunomedics’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in Immunomedics’ periodic reports filed with the SEC, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Immunomedics. All forward-looking statements are based on information currently available to Immunomedics, and Immunomedics assumes no obligation and disclaims any intent to update any such forward-looking statements.